Exhibit 4.21

Shareholders Agreement

This Shareholders Agreement (this “Agreement”) is made and entered into on 11th December 2024 (the “Effective Day”), by and between the shareholders of Zapp Scooters (Thailand) Co., Ltd., to wit:

Zapp Electric Vehicles Limited (“ZEV”), a private company limited by shares and organized and existing under English law, Company No. 10870546, with its registered office located at 5 Technology Park, Colindeep Lane, London, NW9 6BX, United Kingdom, represented by Mr. Jeremy North, a Director; and

Mr. Swin Chatsuwan, a Thai citizen with national ID number 3-1006-00771-68-1, residing at 1/43 Moo 5, Tumbol Ladsawai, Amphur Lumlukka, Pathumthani Province, Thailand, in his personal capacity.

Each is referred to herein as a “Shareholder” and together as the “Shareholders.”

RECITALS

WHEREAS, Zapp Scooter Thailand Co., Ltd (“ZTH”) is a company incorporated under the laws of Thailand, with registered number 0105561064940, and its principal office at 87/1 Wireless Road, Lumpini, Patumwan, Bangkok 10110, Thailand, with the ZEV and Mr. Chatsuwan as its shareholders; and

WHEREAS, ZTH was previously a wholly owned direct subsidiary of ZEV; and

WHEREAS, ZEV is a wholly owned direct subsidiary of Zapp Electric Vehicles Group Limited (“ZEVG” or the “Group”), which, through its operating subsidiaries, designs, engineers, manufactures and intends to market globally battery electric vehicles (“Products”); and

WHEREAS, pursuant to a share purchase agreement of even date herewith (the “SPA”), ZEV sold a 51% interest in ZTH to Mr. Swin Chatsuwan, subject to the terms and conditions of the SPA and of this Agreement; and

WHEREAS, the Parties intend for ZTH to continue to operate as an entity indirectly but fully controlled by ZEVG; and

WHEREAS, to effectuate the aforementioned intent, the Parties wish to define their respective rights and obligations to each other as shareholders of ZTH.

NOW, THEREFORE, intending to be legally bound, the Shareholders hereby mutually agree as follows:

ARTICLE 1: SHAREHOLDER RIGHTS AND OBLIGATIONS

1.1 Director Appointment and Dismissal

1.1.1 The appointment, tenure and removal of directors of ZTH shall be determined by ZEV with the consent of Mr. Chatsuwan, which consent shall not be unreasonably withheld.

1.2 Transfer Restrictions

1.2.1 Mr. Chatsuwan shall not sell, assign, transfer, pledge, encumber, or otherwise dispose of his shares in ZTH except with the prior written consent of ZEV.

Exhibit 4.21

1.2.2 Any transfer or disposal of shares in violation of the foregoing clause shall be deemed null, void, and of no legal effect.

1.3 Right of First Refusal

1.3.1. In the event that a Shareholder (the “Selling Shareholder”) desires to sell or transfer shares of ZTH, such Selling Shareholder shall first provide written notice of the proposed sale or transfer to the other Shareholder, specifying the terms and conditions of the proposed sale. The other Shareholder shall have a right of first refusal to purchase the offered shares on the same terms and conditions within 30 days from receipt of the notice.

1.3.2. Subject to clause 1.3.3 below, if the other Shareholder fails to exercise their right to purchase the offered shares within the specified period, either in full or in part, the Selling Shareholder may seek to transfer the subject shares to the identified third party, provided that the terms and conditions of such proposed transfer are no more favorable to the third party than those previously offered to the other Shareholder. Any sale or transfer effected in violation of this provision shall be deemed invalid, null, and void ab initio.

1.3.3. Irrespective of any exercise or non-exercise of the aforementioned right of first refusal, any proposed sale of shares of ZTH by Mr. Chatsuwan shall be subject to the prior written consent of ZEV, which consent may be given or withheld in ZEV’s absolute discretion.

1.4 Issuance of New Shares

1.4.1. The issuance of new shares or other equity instruments by ZTH shall require the prior written approval of ZEV.

1.4.2. Such new issuances must preserve the proportional equity interests of the existing Shareholders unless they mutually agree otherwise.

1.5 Dividend Declaration

Dividends shall only be declared or paid by ZTH upon the prior written approval of ZEV. In the event that significant dividends are declared and paid by ZTH, Mr. Chatsuwan acknowledges and agrees that his compensation for serving as a director and officer of ZEVG shall be adjusted accordingly.

1.6. Tax Obligations

The Shareholders shall undertake, jointly and severally, all steps necessary or appropriate to ensure that ZTH fulfills all applicable legal obligations under Thai law, including but not limited to the payment of corporate income tax and any other taxes or levies as required by the laws and regulations of Thailand.

1.7 Governance and Reporting

The Shareholders shall ensure that ZTH and its directors, employees and other personnel adhere strictly to ZEVG’s governance standards and policies, including without limitation compliance with ZEVG’s Code of Business Conduct and Related Party Transactions Policy, financial approvals, human resources policies, accounting and reporting policies and procedures.

1.8. Adherence to Agreements Between ZEV and ZTH

The Shareholders shall exercise their respective rights and powers, to the fullest lawful extent, to ensure that ZTH complies with and adheres to the terms and conditions of all agreements executed between ZEV and ZTH, including without limitation the two entities’ Intercompany Agreement executed on 11 December 2024.

1.9 Rescission of Share Transfer

The Shareholders acknowledge and agree that ZEVG’s board of directors may by resolution, at a later date, in its absolute discretion, direct the Shareholders to reverse and/or rescind the share transfer completed pursuant to the SPA. In that event, the Shareholders covenant and agree to abide by such

Exhibit 4.21

decision and to undertake all necessary and appropriate steps to bring it into effect, including without limitation by entering into a new share purchase agreement whereby ZEV shall buy back the subject shares for the same consideration paid under the SPA.

ARTICLE 2: DRAG-ALONG AND TAG-ALONG RIGHTS

2.1 Drag-Along Right

2.1.1. In the event that ZEV agrees to sell its shares in ZTH to a third-party purchaser, it may require Mr. Chatsuwan to sell his shares in ZTH on the same terms and conditions.

2.1.2. In that event, ZEV shall provide a written notice to Mr. Chatsuwan, detailing the proposed terms of sale and purchaser details.

2.2 Tag-Along Right

2.2.1. In the event that ZEV proposes to sell its shares in ZTH to a third party, Mr. Chatsuwan shall have the right to include (or “tag along”) his shares in the sale on the same terms and conditions.

2.2.2. In that event, ZEV shall provide written notice to Mr. Chatsuwan, detailing the proposed terms of sale and purchaser details.

ARTICLE 3: APPLICABLE LAW AND DISPUTE RESOLUTION

3.1 Applicable Law

This Agreement shall be governed by, and construed in accordance with, English law, without regard to its conflict of laws principles.

3.2 Dispute Resolution

3.2.1. Any dispute arising under this Agreement shall first be resolved if possible through good-faith negotiation between the Parties.

3.2.2. Failing amicable resolution within 30 days, any dispute arising under or relating in any way to this Agreement, including as to its validity, shall be referred to binding arbitration before a single arbitrator under the rules of the London Court of International Arbitration (LCIA). The location or “seat” of such arbitration proceedings shall be London, England, and the language of such arbitration proceedings shall be English.

ARTICLE 4: TERM AND TERMINATION

4.1 This Agreement shall become effective as of the date first written above and shall continue in full force and effect until terminated by mutual agreement of the Parties.

ARTICLE 5: MISCELLANEOUS

5.1 Assignability

No Shareholder may assign, transfer or convey all or any part of this Agreement or money or interest hereunder without the prior written consent of the other Shareholder.

5.2 Entire Agreement

This Agreement constitutes the entire agreement between the parties on the subject hereto and supersedes any negotiations, discussions, verbal or written agreements or correspondence made between the parties prior to date this agreement

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5.3. Wavier

Except as otherwise expressly provided herein, the failure of a party to exercise any right granted hereunder shall not operate as or be construed as a waiver of such right or in any manner impair the ability of the party to enforce it at any subsequent time or times.

5.4. Severability

Any provision of this Agreement which is determined to be void, invalid, illegal or unenforceable for any reason shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid, illegal or unenforceable provision had not been included herein.

5.5. Amendment

This Agreement may be amended only by written instrument signed by the Shareholders.

ACCEPTED AND AGREED TO FOR AND ON BEHALF OF:

ZAPP ELECTRIC VEHICLES LIMITED	SWIN CHATSUWAN
/s/ Jeremy North	/s/ Swin Chatsuwan
By: Jeremy North	Swin Chatsuwan